CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/(A3), of our report dated July 31, 2012, of Seas Industries Inc. relating to the financial statements as of March 31, 2012 and for the period from November 24, 2009 (Inception) to March 31, 2012, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

February 28, 2013

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